EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE
SAIA, INC.
2011 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT, made as of May 2, 2011, by and between Saia, Inc., a Delaware corporation (“Company”), and [      ] (“Optionee”).

WITNESSETH:

WHEREAS, the Company has adopted the Saia, Inc. 2011 Omnibus Incentive Plan (the “Plan”) pursuant to which options for shares of the common stock of the Company may be granted to employees of the Company and its subsidiaries; and

WHEREAS, Optionee is now an employee of the Company or a subsidiary of the Company; and

WHEREAS, the Company desires to grant to Optionee certain nonqualified options to purchase certain shares of its common stock under the terms of the Plan.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Grant Subject to Plan. This option is granted under and is expressly subject to all the terms and provisions of the Plan, and the terms of such Plan are incorporated herein by reference. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Terms not defined herein shall have the meaning ascribed thereto in the Plan. The Committee referred to in Section 5 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make grants of options.

2. Grant and Terms of Option. Pursuant to action of the Committee, which action was taken on May 2, 2011 (“Date of Grant”), the Company grants to Optionee the option to purchase all or any part of [      ] ([      ]) shares of the common stock of the Company, of the par value of $0.001 per share (“Common Stock”), for a period ending on May 1, 2018 (the “Expiration Date”), at the purchase price of $16.39 per share; provided, however, that the option granted hereunder shall be, and is hereby, subject to the following:

(a) This option shall become exercisable as to the entire number of shares to which this option relates commencing on May 2, 2014.

(b) Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Plan): (i) the outstanding options granted hereunder shall immediately vest and become exercisable and shall remain outstanding in accordance with their terms; and (ii) notwithstanding Section 2(b)(i) but after taking into account the accelerated vesting set forth therein, the Committee may, in its sole discretion, provide for cancellation of the outstanding options at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to the Optionee that is determined by the Committee in its sole and absolute discretion and that is equivalent in value to the consideration to be paid per share of Common Stock of the Company in the Change in Control, less the exercise price per share, and multiplied by the number of outstanding options hereunder.

(c) In no event may this option or any part thereof be exercised after the Expiration Date.

(d) The purchase price for the shares subject to this option shall be paid in full upon the exercise of the option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Common Stock already owned by Optionee and registered in his or her name, having a Fair Market Value equal to the cash purchase price for the option being exercised, (iii) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i) and (ii) hereof, or (iv) in the discretion of the Committee, by means of a net exercise in which the Optionee shall receive the number of shares of Common Stock equal to the aggregate number of shares being purchased less the number of shares having a Fair Market Value equal to the aggregate purchase price of the shares being purchased; provided, however, payment in full of the purchase price need not accompany the written notice of exercise provided that the notice of exercise directs that the certificate or certificates for the shares of Common Stock for which the option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the Optionee and, at the time such certificate or certificates are delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the purchase price for the shares of Common Stock purchased pursuant to the exercise of the option plus the amount (if any) of any withholding obligations on the part of the Company.

(e) No shares of Common Stock may be tendered in exercise of this option if such shares were acquired by Optionee through the exercise of an Incentive Stock Option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) unless (i) such shares have been held by Optionee for at least one year, and (ii) at least two years have elapsed since such Incentive Stock Option was granted.

3. Adjustment for Changes in Capitalization. In the event that the Committee shall determine that any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, stock split or stock dividend or other similar corporate transaction or event affects the shares of Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionee, then the Committee shall make such adjustments in the number and kind of shares and in the exercise price under this option as the Committee shall deem appropriate, and all such adjustments shall be conclusive.

4. Investment Purpose and Other Restrictions on Transfer. Optionee represents that, in the event of the exercise by Optionee of the option hereby granted, or any part thereof, he or she intends to purchase the shares acquired on such exercise for investment and not with a view to resale or other distribution; except that the Company, at its election, may waive or release this condition in the event the shares acquired on exercise of the option are registered under the Securities Act of 1933, or upon the happening of any other contingency which the Company shall determine warrants the waiver or release of this condition. Optionee agrees that the certificates evidencing the shares acquired by him or her on exercise of all or any part of this option, may bear a restrictive legend, if appropriate, indicating any restrictions on the transfer thereof, which legend may be in such form as the Company shall determine to be proper.

5. Non-Transferability. Neither the option hereby granted nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect. The option may be exercised during Optionee’s lifetime only by Optionee or his or her guardian or legal representative.

6. Termination of Employment. In the event of the termination of employment of Optionee for Cause, the determination of which shall be made in the sole discretion of the Committee, the option granted may no longer be exercised on or after the date of such termination. If the Optionee’s employment is terminated other than for Cause, death, Total Disability (as defined in the Plan) or retirement, the determination of which shall be made in the sole discretion of the Committee, to the extent it was eligible for exercise at the date of such termination of employment, an option may be exercised until the earlier of (i) ninety (90) days after such termination, or (ii) the Expiration Date. If the Optionee’s employment is terminated by the Optionee’s retirement at or after age 55, the determination of which shall be made in the sole discretion of the Committee, then the Committee shall have the discretion to cancel or vest any unvested options then outstanding, and, to the extent it was or became eligible for exercise at the date of such retirement from employment, an option may be exercised until the earlier of (i) one hundred eighty (180) days after such retirement, or (ii) the Expiration Date.

7. Death or Total Disability of Optionee. In the event of the termination of the Optionee’s employment by reason of the death or Total Disability of Optionee during the term of this Agreement and while he or she is employed by the Company (or its parent or a subsidiary), this option shall become fully vested (if not already fully vested) and may be exercised by the Optionee, a legatee or legatees of Optionee under his or her last will, or by his or her personal representatives or distributees, at any time until the earlier of (i) one hundred eighty days from Optionee’s death or Total Disability or (ii) the Expiration Date.

8. Shares Issued on Exercise of Option. It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued stock or transfer treasury shares, or utilize any combination of treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof.

9. Committee Administration. This option has been granted pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof; provided, however, subject to Section 3 hereof, in no event may the exercise price of this option be decreased.

10. Option Not an Incentive Stock Option. It is intended that this option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

11. No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time.

12. Severability. Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

13. Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Optionee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

14. Entire Agreement; Amendments. Except as provided in the Plan and as otherwise expressly set forth herein, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Optionee and the Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

15. Assignment. This Agreement shall be freely assignable by the Company to and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law which might otherwise apply.

17. Stock Ownership Guidelines. Optionee acknowledges that the Board of Directors of the Company has adopted Stock Ownership Guidelines applicable to certain officers of the Company and such Guidelines may be modified or amended in whole or in part at any time.

18. Forfeiture. Optionee acknowledges and agrees that the options granted hereunder are subject to the terms of a forfeiture or clawback policy adopted by the Board of Directors. Optionee further acknowledges and agrees that the Board may amend or modify such policy at any time or may adopt a new policy replacing or supplementing such policy and that any such policy or policies shall be binding on Optionee and the options granted hereunder.

19. Tax Withholding. Optionee shall pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. For the avoidance of doubt, the Optionee shall be entitled to satisfy any tax withholding obligations hereunder through an election to have shares of common stock of the Company withheld from any payments under this Agreement. Unless Optionee satisfies any such tax withholding obligation by paying the amount in cash, by check, stock withholding, or by other arrangements acceptable to the Company, the Company shall withhold a portion of the stock payable upon an exercise equal to the tax withholding obligation. Any share withholding pursuant to this Section 19 is intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 16b-3(e) under the Exchange Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by the undersigned officer pursuant to due authorization, and Optionee has signed this Agreement to evidence his or her acceptance of the option herein granted and of the terms hereof, all as of the date hereof.

SAIA, INC.

By

Richard D. O’Dell

President and Chief Executive Officer

ATTEST:

James A. Darby, Secretary

[      ], Optionee